        Exhibit 99.1

FOR IMMEDIATE RELEASE
SPECIAL COMMITTEE OF PENSKE AUTOMOTIVE GROUP RETAINS FINANCIAL AND LEGAL ADVISORS IN CONNECTION WITH TAKE PRIVATE PROPOSAL

BLOOMFIELD HILLS, Mich., August 10, 2026 -- Penske Automotive Group, Inc. (the “Company” or “PAG”) (NYSE: PAG), a diversified international transportation services company and one of the world's premier automotive and commercial truck retailers, today announced that the special committee of independent and disinterested directors (the “Special Committee”) of the Company’s Board of Directors (the “Board”) has retained Moelis & Company LLC to act as its independent financial advisor and Paul, Weiss, Rifkind, Wharton & Garrison LLP to act as its independent legal counsel.

As previously announced, the Board established the Special Committee to review and consider the unsolicited, preliminary and non-binding proposal received by the Board on July 22, 2026 from Penske Corporation and Mitsui & Co., Ltd. to acquire the remaining shares of the Company’s common stock that they and their affiliates do not currently own for cash consideration of $210 per share (the “Proposal”).

There can be no assurance as to whether an agreement relating to the Proposal or any proposed transaction will be reached or as to the terms thereof if an agreement is reached. The Company does not intend to comment further or disclose any developments regarding the Proposal unless and until it deems further disclosure is appropriate or required. The Company’s shareholders do not need to take any action at this time.

About Penske Automotive

Penske Automotive Group, Inc. (NYSE: PAG), headquartered in Bloomfield Hills, Michigan, is a diversified international transportation services company and one of the world's premier automotive and commercial truck retailers. PAG operates dealerships in the United States, the United Kingdom, Canada, Germany, Italy, Japan, and Australia and is one of the largest retailers of commercial trucks in North America for Freightliner. PAG also distributes and retails commercial vehicles, diesel and gas engines, power systems, and related parts and services principally in Australia and New Zealand. PAG employs over 28,600 people worldwide. Additionally, PAG owns 28.9% of Penske Transportation Solutions ("PTS"), a business that employs over 40,000 people worldwide, manages one of the largest, most comprehensive and modern trucking fleets in North America with over 379,200 trucks, tractors, and trailers under lease, rental, and/or maintenance contracts and provides innovative transportation, supply chain, and technology solutions to its customers. PAG is a member of the S&P Mid Cap 400, Fortune 500, Russell 1000, and Russell 3000 indexes. For additional information, visit the Company's website at www.penskeautomotive.com.

Caution Concerning Forward Looking Statements

Statements in this press release may involve forward-looking statements, including forward-looking statements regarding Penske Automotive Group, Inc.'s financial performance, expectations, and future plans. Actual results may vary materially because of risks and uncertainties that are difficult to predict. These risks and uncertainties include, among others, whether and on what terms any transaction will be consummated, those related to macro-economic, geo-political and industry conditions and events, including their impact on sales of new and used vehicles, service and parts, and repair and maintenance services, the availability of consumer credit, changes in consumer demand, consumer confidence levels, fuel prices, demand for trucks to move freight with respect to Penske Transportation Solutions ("PTS") and Premier Truck Group, and other freight metrics such as spot rates or miles driven, personal discretionary spending levels, interest rates, foreign currency exchange rates, and unemployment rates; our ability to obtain vehicles and parts from our manufacturers, especially in light of supply chain disruptions due to natural disasters, tariffs and non-tariff trade barriers, any shortages of vehicle components, international conflicts, challenges in sourcing labor, labor strikes, work stoppages, or other disruptions; the control our manufacturer partners can exert over our operations and our reliance on them for various aspects of our business; risks to our reputation and those of our manufacturer partners; changes in the retail model from direct sales by manufacturers, a transition to an agency model of sales, sales by online competitors, or from the expansion of electric vehicles; disruptions to the security and availability of our information technology systems and those of our third party providers, which systems are increasingly threatened by ransomware and other cyber-attacks; the effects of a pandemic on the global economy, including our ability to react effectively to changing business conditions in light of any pandemic; the impact of tariffs targeting imported vehicles and parts, as well as changes or increases in tariffs, trade restrictions, trade disputes, or non-tariff trade barriers; the rate of inflation, including its impact on vehicle affordability; our ability to consummate, integrate, and realize returns on our acquisitions; with respect to PTS, changes in the financial health of its customers, labor strikes, or work stoppages by its employees, a reduction in PTS' asset utilization rates, the cost of acquiring and the continued availability from truck manufacturers and suppliers of vehicles and parts for its fleet, including with respect to the effect of various regulations concerning its vehicle fleet, changes in values of used trucks which affects PTS' profitability on truck sales and regulatory risks and related compliance costs, our ability to realize returns on our significant capital investments in new and upgraded dealership facilities; our ability to navigate a rapidly changing automotive and truck landscape; our ability to respond to new or enhanced regulations in both our domestic and international markets relating to dealerships and vehicle sales, including those related to the sales process, emissions standards, or electrification; the success of our distribution of commercial vehicles, engines, and power systems; natural disasters; recall initiatives or other disruptions that interrupt the supply of vehicles or parts to us; risks and uncertainties relating to an unsolicited, preliminary and non-binding take private proposal received from Penske Corporation and Mitsui & Co., Ltd. and their affiliates to acquire all of the shares of the Company not already owned by them, including the possibility that any such transaction may not be pursued, approved, or consummated on the proposed terms, within any anticipated timeframe, or at all; the outcome of legal and administrative matters and other factors over which management has limited control. These forward-looking statements should be evaluated together with additional information about Penske Automotive Group's business, markets, conditions, risks, and other uncertainties, which could affect Penske Automotive Group's future performance. The risks and uncertainties discussed above are not exhaustive and additional risks and uncertainties are addressed in Penske Automotive Group's Annual Report on Form 10-K for the year ended December 31, 2025, its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2026 and June 30, 2026, and its other filings with the Securities and Exchange Commission. This press release speaks only as of its date, and Penske Automotive Group disclaims any duty to update the information herein.

Inquiries should contact:

Shelley Hulgrave	Anthony Pordon
Executive Vice President and	Executive Vice President Investor Relations
Chief Financial Officer	and Corporate Development
Penske Automotive Group, Inc.	Penske Automotive Group, Inc.
248-648-2812	248-648-2540
shulgrave@penskeautomotive.com	tpordon@penskeautomotive.com

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